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                                                Exhibit 99.2
                                                ------------



For Release:     Immediately

Contact:         Craig A. Streem
                 Vice President - Investor Relations
                 (847) 564-6053

                 Celeste M. Murphy
                 Director - Investor Relations
                 (847) 564-7568


Household International Increases Dividend on Common Stock By 15%; Marks 44th Consecutive Year of Increased Payout

Company Adopts Shareholder Rights Plan


Prospect Heights, IL, July 9, 1996 -- Household International, Inc. (NYSE: HI) said today its board of directors has increased the annual dividend on Household common stock by 15 percent to $1.56 from $1.36 per share.

The new quarterly cash dividend of $0.39 per share will be paid
October 15, 1996, to shareholders of record on September 30, 1996.

The October dividend will mark the 44th consecutive year in which the company has increased its cash dividends paid to Household's common shareholders.

The board also declared for the same dates the following regular quarterly cash dividends: $2.375 per share, equal to $0.2375 per depositary share, on the 9 1/2 percent cumulative preferred stock, Series 1991-A (a depositary share represents ownership of one-tenth of a full share of the Series 1991-A); $20.625 per share, equal to $0.515625 per depositary share, on the 8 1/4 percent cumulative preferred stock, Series 1992-A (a depositary share represents ownership of one-fortieth of a full share of the Series 1992-A); and $18.375 per share, equal to $0.459375 per depositary share, on the 7.35 percent cumulative preferred stock, Series 1993-A (a depositary share represents ownership of one-fortieth of a full share of the Series 1993-A).

The board of directors also adopted today a shareholder rights plan by declaring a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the company's common stock.  The Rights will be exercisable if a person or group acquires 15 percent or more of
Household's common stock.   The dividend distribution will be made on
July 29, 1996 to stockholders of record on that date. The board believes implementing a rights plan is the best available means of protecting shareholders' rights and is a common exercise of good corporate governance. The board is not presently aware of any unusual accumulation of Household's shares.

A detailed description of the Rights will be sent to shareholders.

Household International, through its subsidiaries, is a major provider of consumer financial services in the United States, Canada and the United Kingdom. Its primary businesses include HFC, the nation's oldest consumer finance company, and Household Bank, one of the largest issuers of private label and general purpose credit cards in the United States.

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